Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2009 FOURTH QUARTER AND FULL YEAR RESULTS, NEW STUDENT ENROLLMENT INCREASED 31.2%; EPS INCREASED 59.0% TO $2.56

CARMEL, IN, January 21, 2010—ITT Educational Services, Inc. (NYSE:  ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that new student enrollment in the fourth quarter of 2009 increased 31.2% to 19,563 compared to 14,911 in the same period in 2008.  Total student enrollment increased 30.3% to 80,766 as of December 31, 2009 compared to 61,983 as of December 31, 2008.

Earnings per share (“EPS”) in the fourth quarter of 2009 increased 59.0% to $2.56 compared to $1.61 in the fourth quarter of 2008. Revenue in the three months ended December 31, 2009 increased 33.8% to $374.4 million compared to $279.8 million in the three months ended December 31, 2008.  Operating margin increased 440 basis points to 40.8% in the fourth quarter of 2009 compared to 36.4% in the same period in 2008.

The company provided the following information for the three and twelve months ended December 31, 2009 and 2008:
Financial and Operating Data for the Three Months Ended December 31st, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2009		2008	(A)	Increase/ (Decrease)

Revenue	$374.4		$279.8		33.8%
Operating Income	$152.9		$101.8		50.2%
Operating Margin	40.8%		36.4%		440 basis points
Net Income	$93.7		$62.8		49.0%
Earnings Per Share (diluted)	$2.56		$1.61		59.0%
New Student Enrollment	19,563		14,911		31.2%
Continuing Students	61,203		47,072		30.0%
Total Student Enrollment as of December 31st	80,766		61,983		30.3%
Persistence Rate as of December 31st (B)	77.3%		76.5%		80 basis points
Revenue Per Student	$4,727		$4,545		4.0%
Cash and Cash Equivalents, Restricted Cash and Investments as of December 31st	$274.1		$375.4		(27.0)%
Bad Debt Expense as a Percentage of Revenue	6.9%		4.9%		200 basis points
Days Sales Outstanding as of December 31st	21.0 days		9.8 days		11.2 days
Deferred Revenue as of December 31st	$171.9		$162.2		6.0%
Debt as of December 31st	$150.0		$150.0
Weighted Average Diluted Shares of Common Stock Outstanding	36,549,000		39,100,000
Shares of Common Stock Repurchased	1,500,000	(C)	--
Land and Building Purchases and Renovations	$1.7	(D)	$1.0	(E)	74.4%
Number of New Colleges in Operation	3		2
Number of Learning Sites Converted to Colleges	5		--
Capital Expenditures, Net	$8.1		$5.4		48.5%

Financial and Operating Data for the Twelve Months Ended December 31st
(Dollars in millions, except per share and per student data)
	2009		2008	(A)	Increase/ (Decrease)

Revenue	$1,319.2		$1,015.3		29.9%
Operating Income	$488.8		$325.5		50.2%
Operating Margin	37.1%		32.1%		500 basis points
Net Income	$300.3		$201.5		49.0%
Earnings Per Share (diluted)	$7.91		$5.13		54.2%
Bad Debt Expense as a Percentage of Revenue	6.2%		4.3%		190 basis points
Revenue Per Student	$19,059		$18,162		4.9%
Weighted Average Diluted Shares of Common Stock Outstanding	37,942,000		39,243,000
Shares of Common Stock Repurchased	3,477,875	(F)	1,049,700	(G)
Land and Building Purchases and Renovations	$4.2	(H)	$18.1	(I)	(76.8)%
Number of New Colleges in Operation	10	(J)	8
Number of Learning Sites Converted to Colleges	5		--
Capital Expenditures, Net	$24.0		$17.5		36.8%

(A)	Financial data is adjusted from amounts reported in prior periods for the change in accounting for direct costs related to the enrollment of new students.
(B)	Represents the number of Continuing Students in the academic term, divided by the Total Student Enrollment in the immediately preceding academic term.
(C)	For approximately $139.3 million or at an average price of $92.86 per share.
(D)
Represents costs associated with renovating, expanding or constructing buildings at nine of the company’s locations, but it excludes all land and buildings of Daniel Webster College that the company acquired.

(E)	Represents costs associated with renovating, expanding or constructing buildings at 10 of the company’s locations.
(F)	For approximately $348.1 million or at an average price of $100.10 per share.
(G)	For approximately $87.8 million or at an average price of $83.62 per share.
(H)
Represents costs associated with renovating, expanding or constructing buildings at 19 of the company’s locations, but it excludes all land and buildings of Daniel Webster College that the company acquired.

(I)
Represents costs associated with purchasing a parcel of land on which the company constructed a building, and purchasing, renovating, expanding or constructing buildings at 19 of the company's locations.

(J)	Excludes Daniel Webster College.

The following table sets forth information provided by the company regarding its 2010 internal goals for the metrics indicated:

2010 Internal Goal Range
Days Sales Outstanding at December 31st                                      10 days to 15 days
Bad Debt Expense as a Percentage of Revenue                                      4% to 6%
Earnings Per Share (diluted)                                                                 $10.00 to $10.50

Kevin M. Modany, Chairman and Chief Executive Officer of ITT/ESI, said, "We are very pleased with our results in the final quarter and full year of 2009.  As we begin the New Year, we believe that we are well positioned to achieve our internal financial and operating goals for 2010."

ITT Educational Services, Inc. will conduct a conference call with financial analysts to discuss its 2009 fourth quarter earnings at 11:00 am (ET) this morning.  The public is invited to listen to a live webcast of the conference call.  The webcast may be accessed by following the “Live Webcast” directions on ITT/ESI’s website at www.ittesi.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the company's ability to implement its growth strategies; the company's failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for education loans; the company's ability to collect internal student financing from its students; the company’s exposure under its guarantees related to private student loan programs; the company's ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:                                                                                                                   WEB SITE:
Lauren Littlefield, Manager of Communications                                                    www.ittesi.com
(317) 706-9200

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	December 31, 2009	December 31, 2008 (a)
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$128,788	$226,255
Short-term investments	143,407	138,709
Restricted cash	1,891	10,405
Accounts receivable, net	85,426	29,779
Deferred income taxes	13,799	12,104
Prepaid expenses and other current assets	17,651	13,793
Total current assets	390,962	431,045

Property and equipment, net	195,449	166,671
Deferred income taxes	6,416	7,462
Other assets	23,878	3,170
Total assets	$616,705	$608,348

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$61,275	$54,815
Accrued compensation and benefits	26,323	21,133
Accrued income taxes	10,218	14,976
Other accrued liabilities	15,043	11,423
Deferred revenue	171,933	162,206
Total current liabilities	284,792	264,553

Long-term debt	150,000	150,000
Other liabilities	25,328	19,951
Total liabilities	460,120	434,504

Shareholders' equity:
Preferred stock, $.01 par value,
5,000,000 shares authorized, none issued	--	--
Common stock, $.01 par value,
300,000,000 shares authorized, 54,068,904 issued	541	541
Capital surplus	154,495	135,655
Retained earnings	1,006,903	718,100
Accumulated other comprehensive (loss)	(10,093)	(13,384)
Treasury stock, 18,622,809 and 15,352,376
shares, at cost	(995,261)	(667,068)
Total shareholders' equity	156,585	173,844
Total liabilities and shareholders' equity	$616,705	$608,348

(a)
Amounts as of December 31, 2008 have been retrospectively adjusted from amounts reported in prior periods for a change in accounting for direct costs related to the enrollment of new students (“Direct Marketing Costs”).  Total shareholders' equity as of December 31, 2008 decreased by $14,007 from the previously reported amount as a result of the change in accounting for Direct Marketing Costs.

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	(unaudited)		(unaudited)
	2009 (a)	2008 (b)	2009 (a)	2008 (b)

Revenue	$374,378	$279,799	$1,319,194	$1,015,333

Costs and expenses:
Cost of educational services	121,226	101,550	449,835	383,769
Student services and administrative expenses	100,274	76,436	380,567	306,099
Total costs and expenses	221,500	177,986	830,402	689,868

Operating income	152,878	101,813	488,792	325,465
Interest income	464	1,730	3,291	6,505
Interest (expense)	(133)	(1,023)	(726)	(4,611)
Income before provision for income taxes	153,209	102,520	491,357	327,359
Provision for income taxes	59,568	39,666	191,094	125,854

Net income	$93,641	$62,854	$300,263	$201,505

Earnings per share:
Basic	$2.59	$1.62	$8.01	$5.18
Diluted	$2.56	$1.61	$7.91	$5.13

Supplemental Data:
Cost of educational services	32.4%	36.3%	34.1%	37.8%
Student services and administrative expenses	26.8%	27.3%	28.8%	30.1%
Operating margin	40.8%	36.4%	37.1%	32.1%
Student enrollment at end of period	80,766	61,983	80,766	61,983
Campuses at end of period	121 (c)	105	121 (c)	105
Shares for earnings per share calculation:
Basic	36,125,000	38,712,000	37,490,000	38,881,000
Diluted	36,549,000	39,100,000	37,942,000	39,243,000

Effective tax rate	38.9%	38.7%	38.9%	38.4%

(a)
In the fourth quarter of 2009, we changed our accounting for Direct Marketing Costs to expense those costs in the period incurred.  Previously, we capitalized Direct Marketing Costs and amortized those costs over the period during which the associated revenue was recognized.  If we had not changed our accounting for Direct Marketing Costs:
• in the three months ended December 31, 2009,
• our net income would have been approximately $384 higher, and
• our diluted earnings per share would have been $0.01 higher; and
• in the twelve months ended December 31, 2009,
• our net income would have been approximately $2,974 higher, and
• our diluted earnings per share would have been $0.08 higher.

(b)
Amounts for the three and twelve months ended December 31, 2008 have been retrospectively adjusted from amounts reported in prior periods for the change in accounting for Direct Marketing Costs.  The change in accounting resulted in the previously reported amounts of our:
• net income decreasing by $169 in the three months ended, and $1,467 in the twelve months ended, December 31, 2008; and
• diluted earnings per share decreasing by $0.04 in the twelve months ended December 31, 2008.
The change in accounting did not affect our reported diluted earnings per share in the three months ended December 31, 2008.

(c)	Includes the conversion of five learning sites to campuses.

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	(unaudited)		(unaudited)
	2009 (a)	2008 (b)	2009 (a)	2008 (b)
Cash flows from operating activities:
Net income	$93,641	$62,854	$300,263	$201,505
Adjustments to reconcile net income to net cash flows
from operating activities:
Depreciation and amortization	6,704	5,895	24,908	22,230
Provision for doubtful accounts	25,971	13,829	81,983	43,286
Deferred income taxes	937	(1,309)	(3,066)	(9,389)
Excess tax benefit from stock option exercises	(17)	(385)	(5,289)	(1,158)
Stock-based compensation expense	2,827	1,504	13,074	7,235
Other	(854)	1,554	(1,163)	1,554
Changes in operating assets and liabilities, net of acquisition:
Restricted cash	3,194	(10,389)	5,775	(4,350)
Accounts receivable	(17,582)	(10,299)	(136,837)	(57,933)
Accounts payable	(5,908)	(3,966)	4,911	9,695
Accrued income taxes	2,318	13,630	1,010	10,163
Other operating assets and liabilities	4,327	(10,171)	5,334	1,042
Deferred revenue	27,986	20,162	10,355	(50,921)
Net cash flows from operating activities	143,544	82,909	301,258	172,959

Cash flows from investing activities:
Facility expenditures and land purchases	(1,720)	(986)	(4,236)	(18,093)
Capital expenditures, net	(8,079)	(5,440)	(23,992)	(17,543)
Acquisition of college, net of cash acquired	--	--	(20,792)	--
Proceeds from sales and maturities of investments	99,586	120,994	242,327	1,085,559
Purchase of investments	(97,425)	(109,275)	(244,787)	(920,480)
Issuance of note receivable	(1,531)	--	(18,225)	--
Proceeds from repayments of note receivable	2,669	--	5,374	--
Net cash flows from investing activities	(6,500)	5,293	(64,331)	129,443

Cash flows from financing activities:
Excess tax benefit from stock option exercises	17	385	5,289	1,158
Proceeds from exercise of stock options	50	970	8,800	3,241
Repurchase of common stock and shares tendered for taxes	(139,294)	--	(348,483)	(87,774)
Net cash flows from financing activities	(139,227)	1,355	(334,394)	(83,375)

Net change in cash and cash equivalents	(2,183)	89,557	(97,467)	219,027

Cash and cash equivalents at beginning of period	130,971	136,698	226,255	7,228

Cash and cash equivalents at end of period	$128,788	$226,255	$128,788	$226,255

(a)
Net cash flows from operating activities, investing activities and financing activities in the three and twelve months ended December 31, 2009 did not change as a result of the changes in accounting for Direct Marketing Costs.

(b)
Amounts for the three and twelve months ended December 31, 2008 have been retrospectively adjusted from amounts reported in prior periods for the change in accounting for Direct Marketing Costs.  Net cash flows from operating activities, investing activities and financing activities in the three and twelve months ended December 31, 2008 did not change as a result of the change in accounting.